EXHIBIT 99.2

EMCORE CORPORATION
Pro Forma Condensed Consolidated Statement of Operations
(in thousands)
(unaudited)

	Year Ended September 30, 2005
	As reported	Pro forma adjustments	Pro forma as adjusted
		(a)
Revenue	$127,603	$(12,236)	$115,367
Cost of revenue	106,746	(10,721)	96,025
Gross profit	20,857	(1,515)	19,342

Operating expenses:
Selling, general and administrative	25,136	(2,570)	22,566
Research and development	17,429	(2,738)	14,691
Total operating expenses	42,565	(5,308)	37,257
Operating loss	(21,708)	3,793	(17,915)

Other (income) expenses:
Interest income	(1,081)	-	(1,081)
Interest expense	4,844	-	4,844
Equity in net loss of GELcore investment	112	-	112
Total other expenses	3,875	-	3,875
Loss from continuing operations	$(25,583)	$3,793	$(21,790)

Per share data:
Basic and diluted per share data:
Loss from continuing operations	$(0.54)	$0.08	$(0.46)

Weighted average number of shares outstanding used in basic and diluted per share calculations	47,387	47,387	47,387

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

EMCORE CORPORATION
Pro Forma Condensed Consolidated Statement of Operations
(in thousands)
(unaudited)

	Nine Months Ended June 30, 2006
	As reported	Pro forma adjustments	Pro forma as adjusted
		(a)
Revenue	$123,007	$(14,840)	$108,167
Cost of revenue	98,864	(12,623)	86,241
Gross profit	24,143	(2,217)	21,926

Operating expenses:
Selling, general and administrative	26,445	(2,549)	23,896
Research and development	14,550	(869)	13,681
Total operating expenses	40,995	(3,418)	37,577
Operating loss	(16,852)	1,201	(15,651)

Other (income) expenses:
Interest income	(838)	-	(838)
Interest expense	3,987	-	3,987
Loss from convertible subordinated notes exchange offer	1,078	-	1,078
Equity in net loss of Velox investment	332	-	332
Equity in net income of GELcore investment	(21)	-	(21)
Total other expenses	4,538	-	4,538
Loss from continuing operations	$(21,390)	$1,201	$(20,189)

Per share data:
Basic and diluted per share data:
Loss from continuing operations	$(0.43)	$0.02	$(0.41)

Weighted average number of shares outstanding used in basic and diluted per share calculations	49,336	49,336	49,336

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

EMCORE CORPORATION
Pro Forma Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	As of June 30, 2006
	As reported	Pro forma adjustments		Pro forma as adjusted
ASSETS
Current assets:
Cash and cash equivalents	$16,138	$13,000	(b)	$29,138
Restricted cash	1,303	-		1,303
Marketable securities	7,900	-		7,900
Accounts receivable, net	27,388	-		27,388
Receivables, related parties	482	-		482
Inventory, net	24,940	(2,988)	(d)	21,952
Prepaid expenses and other current assets	3,224	2,973	(c,d)	6,197
Total current assets	81,375	12,985		94,360

Property, plant and equipment, net	56,997	(3,394)	(d)	53,603
Goodwill	40,476	-		40,476
Intangible assets, net	6,624	(178)	(d)	6,446
Investments in unconsolidated affiliates	12,388	-		12,388
Receivables, related parties	169	-		169
Other assets, net	5,526	(998)	(d)	4,528

Total assets	$203,555	$8,415		$211,970

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,692	$-		$20,692
Accrued expenses and other current liabilities	13,540	(606)	(e)	12,934
Notes payable, current portion	430	-		430
Total current liabilities	34,662	(606)		34,056

Notes payable, long-term	277	-		277
Convertible subordinated notes, long-term	95,895	-		95,895
Total liabilities	130,834	(606)		130,228

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-		-
Common stock, no par value, 100,000 shares authorized, 50,805 shares issued and 50,646 shares outstanding	410,153	-		410,153
Accumulated deficit	(335,349)	9,021		(326,328)
Treasury stock, at cost, 159 shares	(2,083)	-		(2,083)
Total shareholders’ equity	72,721	9,021		81,742

Total liabilities and shareholders’ equity	$203,555	$8,415		$211,970

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

EMCORE Corporation
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

NOTE 1.  Business Divesture.

On August 18, 2006, EMCORE completed the sale of assets of its Electronic Materials & Device division (the "EMD Business"), including inventory, fixed assets, and intellectual property, pursuant to an Asset Purchase Agreement, dated July 19, 2006 (the “Purchase Agreement”), between EMCORE, IQE, plc, a public limited company organized under the laws of the United Kingdom ("IQE"), and IQE RF, LLC, a New Jersey limited liability company and a wholly owned subsidiary of IQE ("Purchaser").

Under the terms of the Purchase Agreement, EMCORE sold the EMD Business to Purchaser for $16.0 million, consisting of a $0.2 million deposit previously delivered to EMCORE, $12.8 million delivered via wire transfer on August 18, 2006, and $3.0 million in the form of a secured promissory note of IQE and Purchaser (the "Note"), guaranteed by IQE's affiliates. The Note is to be repaid in four quarterly installments and bears interest at an annual rate of 7.5%.

NOTE 2.  Basis of Presentation.

The preceding unaudited pro forma condensed consolidated financial information presented for the statements of operations for the year ended September 30, 2005 and the nine-month period ended June 30, 2006 is based upon the Company’s historical results of operations, adjusted to reflect the pro forma effect of excluding operations derived from the Company’s EMD Business as of October 1, 2004. The preceding unaudited pro forma condensed consolidated financial information presented for the balance sheet as of June 30, 2006, is based upon the Company’s historical results, adjusted to reflect the pro forma effect of the sale of assets of the EMD Business as if it had occurred on June 30, 2006.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred had the disposition actually been completed on the indicated dates.

The historical consolidated financial information presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005, and the unaudited consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the nine months ended June 30, 2006.

The Company anticipates a gain on the disposition that has not been reflected in the pro forma statements of operations as the gain is considered to be non-recurring. Pro-forma adjustments included in the pro forma condensed consolidated financial statements are as follows:

a)	The adjustments reflected in the condensed consolidated statements of operations eliminate the results of operations of the EMD Business that was sold to IQE.

b)	This adjustment in the balance sheet reflects the net cash proceeds from the sale of the EMD Business.

c)	This adjustment in the balance sheet includes the $3.0 million promissory note due EMCORE as a result of the sale of the EMD Business.

d)
These adjustments in the balance sheet reflect changes to inventory, prepaid expenses, fixed assets, intellectual property, and other assets being sold or otherwise disposed of as a result of the sale of the EMD Business. Using the carrying value as of the June 30, 2006 consolidated balance sheet, total assets to be disposed of approximate $7.6 million.

e)
This adjustment in the balance sheet reflects the elimination of various accrued liabilities being assumed by IQE. Using the carrying value as of the June 30, 2006 consolidated balance sheet, total liabilities to be disposed of approximate $0.6 million.